Exhibit (e)(9)

LOJACK CORPORATION

2008 STOCK INCENTIVE PLAN

As Amended and Restated

1.	PURPOSE

The purpose of this 2008 Stock Incentive Plan (the “Plan”) is to encourage key employees, directors, and consultants of LoJack Corporation (the “Company”) and its Subsidiaries (as hereinafter defined) to continue their association with the Company by providing favorable opportunities for them to participate in the ownership of the Company and its Subsidiaries and in its future growth through the granting of awards (“Awards”) of Common Stock (as hereinafter defined), whether or not subject to restrictions (“Stock Grants”), stock options (“Options”), and other rights to compensation in amounts determined by the value of the Company’s Common Stock (together with Stock Grants, “Other Rights”). The term “Subsidiary” as used in the Plan means a corporation, company, partnership or other form of business organization of which the Company owns, directly or indirectly through an unbroken chain of ownership, fifty percent (50%) or more of the total combined voting power of all classes of stock or other form of equity ownership or has a significant financial interest, as determined by the Committee (as hereinafter defined).

2.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Board”) or, in the discretion of the Board, by another committee or subcommittee of the Board appointed by the Board and composed of at least two (2) members of the Board (the “Committee”). In the event that a vacancy on the Committee occurs on account of the resignation of a member or the removal of a member by vote of the Board, a successor member shall be appointed by vote of the Board. The Board may directly exercise the powers of the Committee, except where prohibited by law. All references in the Plan to the “Committee” shall be understood to refer to the Committee or the Board, whoever shall administer the Plan.

For so long as Section 16 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), is applicable to the Company, each member of the Committee shall be a “non-employee director” or the equivalent within the meaning of Rule 16b-3 under the Exchange Act and, for so long as Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), is applicable to the Company, an “outside director” within the meaning of Section 162 of the Code and the regulations thereunder. The Committee shall select those persons to receive Awards under the Plan (“Optionees”) and determine the terms and conditions of all Awards.

The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. The Committee shall have the authority to adopt, amend, and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. All questions of interpretation and application of such rules and regulations of the Plan and of Awards granted hereunder shall be subject to the determination of the Committee, which shall be final and binding.

With respect to persons subject to Section 16 of the Exchange Act (“Insiders”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed to be modified so as to be in compliance with such Rule or, if such modification is not possible, it shall be deemed to be null and void, to the extent permitted by law and deemed advisable by the Committee.

The Plan shall be administered in such a manner as to permit those Options granted hereunder and specially designated under Section 5 as incentive stock options as described in Section 422 of the Code (“ISOs”) to qualify as such.

3.	STOCK SUBJECT TO THE PLAN

The total number of shares of the Company’s authorized Common Stock, $0.01 par value per share (“Common Stock”), that may be subject to Award under the Plan shall be (i) 4,000,000, from authorized but unissued shares, plus (ii) 90,000 shares, which is the maximum number of shares remaining available for issuance under the Company’s 2003 Stock Incentive Plan on the date of its termination which are being rolled into the Plan, plus (iii) subject to shareholder approval, 750,000, from authorized but unissued shares. The number of shares of Common Stock available for issuance under the Plan, which are issued after May 20, 2009, will be reduced by (i) one (1) share for each share granted pursuant to Options or SARs (as hereinafter defined) awarded under the Plan, and (ii) by one and fifty-four hundredths (1.54) shares for each share granted pursuant to all Awards other than Options or SARs awarded under the Plan. Other Rights that fail to vest, and shares of Common Stock subject to an Option or similar Other Right that is neither fully exercised prior to its expiration or other termination nor terminated by reason of the exercise of an SAR related to the Option, whether issued under the Plan or under the Prior Plan, shall again become available for grant under the terms of the Plan in such amount as the number of shares by which the total available shares was originally reduced at the time of grant or issuance. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under this Section 3: (a) shares tendered by a grantee or withheld by the Company in payment of the exercise price of an Option, or to satisfy any tax withholding obligation with respect to an Award, (b) shares subject to an SAR that are not issued in connection with the settlement of the SAR on exercise thereof, and (c) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.

The total amount of the Common Stock with respect to which Awards may be granted to any single person under the Plan shall not exceed in any year in the aggregate 400,000 shares. The 1.54:1 fungible share ratio described above does not apply to this sublimit.

Each reference to a number of shares of Common Stock in this Section 3 shall be subject to adjustment in accordance with the provisions of Section 12.

4.	ELIGIBILITY

The persons who shall be eligible for Awards under the Plan shall be key employees and directors of, and other persons who render services of special importance to the management, operation or development of, the Company or a Subsidiary, and who have contributed or may be expected to contribute materially to the success of the Company or a Subsidiary. ISOs shall not be granted to any person who is not an employee of the Company or an ISO Subsidiary. The term “ISO Subsidiary” shall mean those Subsidiaries described in Section 424(e) or Section 424(f) of the Code.

5.	TERMS AND CONDITIONS OF OPTIONS

Every Option shall be evidenced by a written Stock Option Agreement in such form as the Committee shall approve from time to time, specifying the number of shares of Common Stock that may be purchased pursuant to the Option, the time or times at which the Option shall become exercisable in whole or in part, whether the Option is intended to be an ISO or a non-qualified stock option (“NSO”), and such other terms and conditions as the Committee shall approve, and containing or incorporating by reference the following terms and conditions.

(a) Duration. The duration of each Option shall be as specified by the Committee in its discretion; provided, however, that no Option shall expire later than seven (7) years from its date of grant, and no ISO granted to an employee who owns (directly or under the attribution rules of Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any ISO Subsidiary shall expire later than five (5) years from its date of grant.

(b) Exercise Price. The exercise price of each Option shall be any lawful consideration, as specified by the Committee in its discretion; provided, however, that the exercise price with respect to an Option shall be at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant of the Option; and provided, further, that the exercise price with respect to an ISO granted to an employee who at the time of grant owns (directly or under the attribution rules of Section 424(d) of the Code) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of any ISO Subsidiary shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant of the ISO. For purposes of the Plan, except as may be otherwise explicitly provided in the Plan or in any Stock Option Agreement, Restricted Stock Agreement, SAR Agreement or similar document, the Fair Market Value of a share of Common Stock at any particular date shall be determined according to the following rules: (i) if the Common Stock is not at the time listed or admitted to trading on a stock exchange or the NASDAQ Global Select Market, Fair Market Value shall be the closing price of the Common Stock in the over-the-counter market on the date in question, as such price is reported in a publication of general circulation selected by the Board and regularly reporting the price of the Common Stock in such market; provided, however, that if the price of the Common Stock is not so reported, Fair Market Value shall be determined in good faith by the Board, which may take into consideration (1) the price paid for the Common Stock in the most recent trade of a substantial number of shares known to the Board to have occurred at arm’s length between willing and knowledgeable investors, (2) an appraisal by an independent party or (3) any other method of valuation undertaken in good faith by the Board, or some or all of the above as the Board shall in its discretion elect; or (ii) if the Common Stock is at the time listed or admitted to trading on any stock exchange or the NASDAQ Global Select Market, then Fair Market Value shall be the closing price on the date in question on the principal exchange on which the Common Stock is then listed or admitted to trading. If no reported sale of Common Stock takes place on such date on the principal stock exchange or the NASDAQ Global Select Market, as the case may be, then the reported closing price of the Common Stock on such date on the principal exchange or the NASDAQ Global Select Market, as the case may be, shall be determinative of Fair Market Value. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.

(c) Method of Exercise. To the extent that it has become exercisable under the terms of the Stock Option Agreement, an Option may be exercised from time to time by notice to the Chief Financial Officer of the Company or his designee stating the number of shares with respect to which the Option is being exercised and accompanied by payment of the exercise price. Such notice shall be delivered in person or by facsimile transmission or electronic mail to the Chief Financial Officer of the Company or his designee or shall be sent by registered mail, return receipt requested, to the Chief Financial Officer of the Company or his designee, in which case delivery shall be deemed made on the date such notice is deposited in the mail or shall be delivered in such other form as shall be permitted hereunder from time to time.

Payment of the exercise price shall be made either (i) in cash (by a certified check, bank draft or money order), (ii) with the consent of the Committee, by delivering the Optionee’s duly executed promissory note and related documents, (iii) with the consent of the Committee, by delivering Shares already owned by the Optionee which have been held for more than six (6) months valued at Fair Market Value; provided that no Shares received upon exercise of that Option thereafter may be exchanged to pay the exercise price for additional Shares within the following six (6) months, or (iv) by a combination of the foregoing forms of payment.

Alternatively, with the consent of the Committee, Options may be exercised by means of a “cashless exercise” procedure in which a broker: (i) transmits the exercise price to the Company in cash or acceptable cash equivalents either (1) against the Optionee’s notice of exercise and the Company’s confirmation that it will deliver to the broker stock certificates issued in the name of the broker for at least that number of shares having a Fair Market Value equal to the exercise price or (2) as the proceeds of a margin loan to the Optionee; or (ii) agrees to pay the exercise price to the Company in cash or acceptable cash equivalents upon the broker’s receipt from the Company of stock certificates issued in the name of the broker for at least that number of shares having a Fair Market Value equal to the exercise price. The Optionee’s notice of exercise of an Option pursuant to a “cashless exercise” procedure must include the name and address of the broker involved, a clear description of the procedure; and such other information or undertaking by the broker as the Committee shall reasonably require.

(d) At the time specified in an Optionee’s notice of exercise, the Company shall, without issue or transfer tax to the Optionee, deliver to him at the main office of the Company, or such other place as shall be mutually acceptable, a certificate for the shares as to which his Option is exercised. Alternatively, uncertificated shares shall be deemed delivered when the Company or its stock transfer agent shall have recorded the issuance by means of electronic book entry. If the Optionee fails to pay for or to accept delivery of all or any part of the number of shares specified in his notice upon tender of delivery thereof, his right to exercise the Option with respect to those shares shall be terminated, unless the Company otherwise agrees.

(e) Vesting. An Option may be exercised so long as it is vested and outstanding from time to time, in whole or in part, in the manner and subject to the conditions that the Committee in its discretion may provide in the Stock Option Agreement. The minimum vesting period of an Option shall be one (1) year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Options in the event of a Change of Control of the Company, the Optionee’s death, disability or retirement or as otherwise specified by the Committee from time to time.

(f) Notice of ISO Stock Disposition. The Optionee shall notify the Company promptly in the event that he sells, transfers, exchanges or otherwise disposes of any shares of Common Stock issued upon exercise of an ISO before the later of (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date the shares were issued upon his exercise of the ISO.

(g) Effect of Cessation of Employment or Service Relationship. Except as otherwise determined by the Committee at the date of grant of an Option, upon termination of an Optionee’s employment with the Company (including but not limited to a termination for “cause”) the Option shall immediately terminate and shall no longer be exercisable; provided, however, that:

(i) In the case of termination as a result of retirement of the Optionee, an Option shall remain exercisable by such Optionee for three (3) years (three (3) months in the case of an ISO) after the date of termination (but in no event after the normal expiration date of such Option or Other Right) to the extent that such Optionee was entitled to exercise such Option at the date of such termination. For this purpose, “retirement” shall mean voluntary retirement as defined in a retirement plan or program of the Company or as otherwise determined by the Committee;

(ii) In the case of termination as a result of death or disability of the Optionee, an Option shall remain exercisable by such Optionee (or in the case of death, by the persons to whom an Option is transferred by will or the laws of descent and distribution) for three (3) years (one (1) year in the case of an ISO) after the date of termination (but in no event after the normal expiration date of such Option or Other Right) to the extent that such Optionee was entitled to exercise such Option at the date of such termination. For this purpose, “disability” shall have the meaning set forth in Section 22(e)(3) of the Code;

(iii) In the case of termination by the Company other than for “cause,” an Option shall remain exercisable for three (3) months after the date of termination (but in no event after the normal expiration date of such Option or Other Right) to the extent that such Optionee was entitled to exercise such Option at the date of such termination; and

(iv) In the case of an NSO, an Option shall remain exercisable until the normal expiration date of such Option or Other Right by an Optionee who is a director, or a consultant or former consultant, of the Company whose service as such was not terminated for “cause.”

For purposes of this Section 5(g), “cause” shall mean termination due to: (i) continued failure to substantially perform duties and responsibilities to the Company; (ii) insubordination, willful misconduct or dishonesty in the performance of duties or responsibilities to the Company; (iii) indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude; or (iv) an act of dishonesty or malicious action which is detrimental to the Company or its business reputation.

To the extent the Option is not exercised within the foregoing periods of time, the Option shall automatically terminate at the end of the applicable period of time. Notwithstanding the foregoing provisions, failure to exercise an ISO within the periods of time prescribed under Section 421 and 422 of the Code shall cause an ISO to cease to be treated as an incentive stock option for purposes of Section 421 of the Code.

(h) Transferability of Options. During the life of the Optionee, an Option shall be exercisable only by him, by a conservator or guardian duly appointed for him by reason of his incapacity or by the person appointed by the Optionee in a durable power of attorney acceptable to the Company’s counsel. Notwithstanding the preceding sentence of this Section 5(h), the Committee may in its discretion permit the Optionee of an NSO to transfer the Option to a member of the Immediate Family (as hereinafter defined) of the Optionee, to a trust solely for the benefit of the Optionee and the Optionee’s Immediate Family or to a partnership or limited liability company whose only partners or members are the Optionee and members of the Optionee’s Immediate Family. “Immediate Family” shall mean, with respect to any Optionee, the Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

(i) No Rights as Shareholder. An Optionee shall have no rights as a shareholder with respect to any shares covered by an Option until the date of issuance of a certificate to him for the shares. No adjustment shall be made for dividends or other rights for which the record date is earlier than the date the certificate is issued, other than as required or permitted pursuant to Section 12.

6.	STOCK APPRECIATION RIGHTS

Among the “Other Rights” available under the Plan are stock appreciation rights (“SARs”), which may be granted by the Committee in respect of such number of shares of Common Stock subject to the Plan as it shall determine in its discretion. No SAR shall expire later than seven (7) years from its date of grant. The Committee may grant SARs either separately or in connection with Options, as described in the following sentence. An SAR granted in connection with an Option may be exercised only to the extent of the surrender of the related Option, and to the extent of the exercise of the related Option the SAR shall terminate. Shares of Common Stock covered by an Option that terminate upon the exercise of a related SAR shall cease to be available under the Plan. The terms and conditions of an SAR related to an Option shall be contained in the Stock Option Agreement, and the terms of an SAR not related to any Option shall be contained in an SAR Agreement.

The exercise price of each SAR shall be any lawful consideration, as specified by the Committee in its discretion; provided, however, that the exercise price with respect to an SAR shall be at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant of the SAR.

Upon exercise of an SAR, the Optionee shall be entitled to receive from the Company an amount equal to the excess of the Fair Market Value, on the exercise date, of the number of shares of Common Stock as to which the SAR is exercised over the exercise price for those shares under a related Option, or if there is no related Option, over the base value stated in the SAR Agreement. The amount payable by the Company upon exercise of an SAR shall be paid in the form of cash or other property (including Common Stock of the Company), as provided in the Stock Option Agreement or SAR Agreement governing the SAR.

7.	STOCK GRANTS

The Committee may grant or award shares of Common Stock, with or without restrictions. In the event restrictions are imposed on a Stock Grant, such restrictions shall be set forth by the Committee in a Restricted Stock Agreement. In the event that any such Stock Grant made to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one (1) year, and in the event any such Stock Grant made to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three (3) years; provided, however, that a Stock Grant with a time-based restriction may become vested incrementally over such three (3) year period. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of the Stock Grant in the event of a Change of Control of the Company, the grantee’s death, disability or retirement or other termination of employment.

A holder of a Stock Grant, including a Stock Grant subject to restrictions, shall have all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends, unless the Committee shall otherwise determine. Certificates representing Common Stock subject to restrictions shall be imprinted with a legend to the effect that the shares represented may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the Restricted Stock Agreement, and, if the Committee so determines, the Optionee may be required to deposit the certificates with an escrow agent designated by the Committee, together with a stock power or other instrument of transfer appropriately endorsed in blank.

8.	RESTRICTED STOCK UNITS

Among the “Other Rights” available under the Plan are restricted stock units (“RSUs”), which may be granted on a deferred basis. RSUs entitle an Optionee to receive shares of Common Stock, subject to any terms and conditions for the award. The terms and conditions (if any) shall be set forth by the Committee in a Restricted Stock Unit Agreement. In the event that any RSUs granted to employees shall have a performance-based goal, the restriction period with respect to such grant shall not be less than one (1) year, and in the event any such RSUs granted to employees shall have a time-based restriction, the total restriction period with respect to such grant shall not be less than three (3) years; provided, however, that any RSUs with a time-based restriction may become vested incrementally over such three (3) year period. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of the RSUs in the event of a Change of Control of the Company, the grantee’s death, disability or retirement or other termination of employment.

9.	PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards. Any employee or other key person providing services to the Company and who is selected by the Committee may be granted one or more Performance-Based Awards in the form of a Stock Grant, RSUs or cash bonuses payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Cycle in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-Based Award granted to a Covered Employee. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Committee shall select, within the first ninety (90) days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-Based Award, and, in doing so, may reduce or eliminate the amount of the Performance-Based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 400,000 shares of Stock (subject to adjustment as provided in Section 12 hereof) or $2,000,000 in the case of a Performance-Based Award payable in cash.

(e) Definitions. For purposes of this Section 9, the following terms shall be as defined below:

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Performance-Based Award” means any Stock Grant, RSUs or cash bonus granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: revenue (including, but not limited to, total company revenue, divisional revenue and revenue in specific geographic regions); bookings; EBITDA (earnings before interest, taxes, depreciation and amortization); cash flow (including, but not limited to, operating cash flow and free cash flow); net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Common Stock; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity or investment; shareholder returns; return on sales; gross or net profit levels; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; and earnings (loss) per share of Common Stock, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Stock Grant, RSU or cash bonus. Each such period shall not be less than twelve (12) months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.

10.	OPTIONS AND OTHER RIGHTS VOIDABLE

If a person to whom a grant has been made fails to execute and deliver to the Committee a Stock Option Agreement, Restricted Stock Agreement, SAR Agreement, Restricted Stock Unit Agreement or similar document within thirty (30) days after it is submitted to him, the Award granted under the agreement shall be voidable by the Company at its election, without further notice to the Optionee.

11.	REQUIREMENTS OF LAW

The Company shall not be required to transfer any Common Stock or to sell or issue any shares upon the exercise of any Option or Other Right if the issuance of the shares will result in a violation by the Optionee or the Company of any provisions of any law, statute or regulation of any governmental authority. Specifically, in connection with the Securities Act, upon the transfer of Common Stock or the exercise of any Option or Other Right, the Company shall not be required to issue shares unless the Board has received evidence satisfactory to it to the effect that the holder of the Option or Other Right will not transfer the shares except pursuant to a registration statement in effect under the Securities Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. Any such determination by the Board shall be conclusive. The Company shall not be obligated to take any other affirmative action in order to cause the transfer of Common Stock or the exercise of an Option or Other Right to comply with any law or regulations of any governmental authority, including, without limitation, the Securities Act or applicable state securities laws.

12.	CHANGES IN CAPITAL STRUCTURE

In the event that the outstanding shares of Common Stock are hereafter changed for a different number or kind of shares or other securities of the Company, by reason of a reorganization, recapitalization, exchange of shares, stock split, combination of shares or dividend payable in shares or other securities, a corresponding adjustment shall be made by the Committee in the number and kind of shares or other securities covered by outstanding Options and Other Rights, and for which Options or Other Rights may be granted under the Plan. Any such adjustment in outstanding Options or Other Rights shall be made without change in the total price applicable to the unexercised portion of the Option, but the price per share specified in each Stock Option Agreement, Restricted Stock Agreement, SAR Agreement, Restricted Stock Unit Agreement or similar agreement shall be correspondingly adjusted; provided, however, that no adjustment shall be made with respect to an ISO that would constitute a modification as defined in Section 424 of the Code without the consent of the Optionee. Any such adjustment made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Optionees.

If while unexercised Options or Other Rights remain outstanding under the Plan the Company merges or consolidates with a wholly-owned subsidiary for the purpose of reincorporating itself under the laws of another jurisdiction, the Optionees will be entitled to acquire shares of Common Stock of the reincorporated Company upon the same terms and conditions as were in effect immediately prior to such reincorporation (unless such reincorporation involves a change in the number of shares or the capitalization of the Company, in which case proportional adjustments shall be made as provided above) and the Plan, unless otherwise rescinded by the Board, will remain the Plan of the reincorporated Company.

Except as otherwise provided in the preceding paragraph, if while unexercised Options or Other Rights remain outstanding under the Plan the Company merges or consolidates with one or more corporations (whether or not the Company is the surviving corporation) or is liquidated or sells or otherwise disposes of substantially all of its assets to another entity, or upon a Change of Control (as defined herein), then, except as otherwise specifically provided to the contrary in an Optionee’s Stock Option Agreement, Restricted Stock Agreement, SAR Agreement, Restricted Stock Unit Agreement or similar agreement, the Committee may in its discretion amend the terms of all outstanding Options and Other Rights so that either:

(a) After the effective date of such merger, consolidation, sale or Change of Control, as the case may be, each Optionee shall be entitled upon exercise of an Option or Other Right to receive in lieu of shares of Common Stock the number and class of shares of such stock or other securities to which he would have been entitled pursuant to the terms of the merger, consolidation, sale or Change of Control if he had been the holder of record of the number of shares of Common Stock as to which the Option or Other Right is being exercised, or shall be entitled to receive from the successor entity a new stock grant, stock option or stock appreciation right of comparable value; or

(b) All outstanding Options and Other Rights shall be cancelled as of the effective date of any such merger, consolidation, liquidation, sale or Change of Control, as the case may be, provided that each Optionee shall have the right to exercise his Option or Other Right according to its terms during the period of twenty (20) days ending on the day preceding the effective date of such merger, consolidation, liquidation, sale or Change of Control; or

(c) All outstanding Options and Other Rights shall be cancelled as of the effective date of any such merger, consolidation, liquidation, sale or Change of Control, as the case may be, in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the Optionee would have received had the Option or Other Right been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise had been made prior to such merger, consolidation, liquidation, sale or Change of Control, less the exercise price therefor. Upon receipt of such consideration by the Optionee, his Option or Other Right shall immediately terminate and be of no further force and effect. The value of the stock or other securities the Optionee would have received if the Option had been exercised shall be determined in good faith by the Committee, and in the case of shares of the Common Stock of the Company, in accordance with the provisions of Section 5(b).

In addition to the foregoing, the Committee may in its discretion amend the terms of an Option or Other Right by cancelling some or all of the restrictions on its exercise to permit its exercise to a greater extent than that permitted under its existing terms.

A “Change of Control” of the Company shall be deemed to have occurred if any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than a trust related to an employee benefit plan maintained by the Company becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company’s outstanding Common Stock, and within the period of twenty-four (24) consecutive months immediately thereafter, individuals other than (a) individuals who at the beginning of such period constitute the entire Board or (b) individuals whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, become a majority of the Board.

Except as expressly provided to the contrary in this Section 11, the issuance by the Company of shares of stock of any class for cash or property or for services, either upon direct sale or upon the exercise of rights or warrants, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect the number, class or price of shares of Common Stock then subject to outstanding Options or Other Rights.

13.	FORFEITURE FOR DISHONESTY

Notwithstanding anything to the contrary in the Plan, if the Board determines, after full consideration of the facts presented on behalf of both the Company and an Optionee, that the Optionee has been engaged in fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or other service relationship with the Company or a Subsidiary, which damaged the Company or Subsidiary, or has disclosed trade secrets or other proprietary information of the Company or a Subsidiary:

(a) The Optionee shall forfeit all unexercised Options and Other Rights and all exercised Options and Other Rights under which the Company has not yet delivered the certificates; and

(b) The Company shall have the right to repurchase all or any part of the shares of Common Stock acquired by the Optionee upon the earlier exercise of any Option or Other Rights at a price equal to the amount paid to the Company upon such exercise, increased by an amount equal to the interest that would have accrued in the period between the date of exercise and the date of such repurchase upon a debt in the amount of the exercise price, at the prime rate(s) announced from time to time during such period in the Federal Reserve Statistical Release Selected Interest Rates.

The decision of the Board as to the cause of an Optionee’s discharge and the damage done to the Company or a Subsidiary shall be final, binding, and conclusive. No decision of the Board, however, shall affect in any manner the finality of the discharge of an Optionee by the Company or a Subsidiary.

14.	MISCELLANEOUS

(a) Nonassignability of Other Rights. No Other Rights shall be assignable or transferable by the Optionee except by will or the laws of descent and distribution. During the life of the Optionee, Other Rights shall be exercisable only by the Optionee.

(b) No Guarantee of Employment or Continuation of Service Relationship. Neither the Plan nor any Stock Option Agreement, Restricted Stock Agreement, SAR Agreement, Restricted Stock Unit Agreement or similar agreement shall give an employee or other service provider the right to continue in the employment of or to continue to provide services to the Company or a Subsidiary, or give the Company or a Subsidiary the right to require continued employment or services.

(c) Tax Withholding. To the extent required by law, the Company (or a Subsidiary) shall withhold or cause to be withheld income and other taxes with respect to any income recognized by an Optionee by reason of the exercise or vesting of an Option or Other Right, and as a condition to the receipt of any Option or Other Right, the Optionee shall agree that if the amount payable to him by the Company and any Subsidiary in the ordinary course is insufficient to pay such taxes, then he shall upon the request of the Company pay to the Company an amount sufficient to satisfy its tax withholding obligations.

Without limiting the foregoing, the Committee may in its discretion permit any Optionee’s withholding obligation to be paid in whole or in part in the form of shares of Common Stock by withholding from the shares to be issued or by accepting delivery from the Optionee of shares already owned by him; provided, however, that payment of withholding obligation in the form of shares shall not be made with respect to an amount in excess of the minimum required withholding. The Fair Market Value of the shares for such purposes shall be determined as set forth in Section 5(b). If payment of withholding taxes is made in whole or in part in shares of Common Stock, the Optionee shall deliver to the Company certificates registered in his name representing shares of Common Stock legally and beneficially owned by him, fully vested and free of all liens, claims, and encumbrances of every kind, duly endorsed or accompanied by stock powers duly endorsed by the record holder of the shares represented by such certificates. If the Optionee is subject to Section 16(a) of the Exchange Act, his ability to pay his withholding obligation in the form of shares of Common Stock shall be subject to such additional restrictions as may be necessary to avoid any transaction that might give rise to liability under Section 16(b) of the Exchange Act. Common Stock withheld in satisfaction of tax withholding obligations shall be treated as having been issued under the Plan.

(d) Use of Proceeds. The proceeds from the sale of Common Stock pursuant to Options or Other Rights shall constitute general funds of the Company.

(e) Awards to Non-United States Persons. Awards may be made to Optionees who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws. The Board shall have the right to amend the Plan, consistent with its authority to amend the Plan as set forth in Section 15, to obtain favorable tax treatment for Optionees, and any such amendments shall be evidenced by an Appendix to the Plan. The Board may delegate this authority to the Committee.

(f) Governing Law. The granting of Awards and the issuance of Common Stock under the Plan shall be subject to all applicable laws and regulations and to such approvals by any governmental agency or national securities exchanges as may be required. To the extent not preempted by Federal law, the Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.

(g) QDRO. Notwithstanding any provision in this Plan to the contrary, including without limitation Sections 5(h) and 14(a), Options (other than ISOs) and Other Rights may be issued or transferred pursuant to a domestic relations order determined by the Committee to be the requirement of a qualified domestic relations order, as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act, or rules and regulations issued thereunder.

(h) Code Section 409A. All other provisions of this Plan notwithstanding, this Plan shall be administered and construed so as to avoid any person who receives any Option or Other Right from incurring any adverse tax consequences under Code Section 409A. The Committee shall suspend the application of any provision of the Plan that could, in the sole determination of the Committee, result in an adverse tax consequence to any person under Code Section 409A.

15.	EFFECTIVE DATE, DURATION, AMENDMENT AND TERMINATION OF PLAN

The Plan originally became effective as of May 1, 2008. The Committee may grant Options and Other Rights under the Plan from time to time until the close of business on March 29, 2022. The Board may at any time amend the Plan; provided, however, that without approval of the Company’s shareholders there shall be no: (a) increase in the total number of shares covered by the Plan, except by operation of the provisions of Section 12, or the aggregate number of shares of Common Stock that may be issued to any single person; (b) change in the class of persons eligible to receive Awards under the Plan; or (c) other change in the Plan that requires shareholder approval under applicable law. No amendment shall adversely affect outstanding Options or Other Rights without the consent of the Optionee. The Plan may be terminated at any time by action of the Board, but any such termination will not terminate Options and Other Rights then outstanding, without the consent of the Optionee.

LOJACK CORPORATION

First Amendment to

2008 Stock Incentive Plan, as Amended and Restated

The LoJack Corporation 2008 Stock Incentive Plan, as Amended and Restated (the “Plan”), is hereby amended as follows:

1.	Section 2 of the Plan is hereby amended by inserting the following at the end of said Section:

“Subject to applicable law, the Board or Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of its authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not a “Covered Employee” within the meaning of Section 162(m) of the Code. Any such delegation by the Board or Committee shall include a limitation as to the amount of Common Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Board or Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of any delegate or delegates that were consistent with the terms of the Plan.”

2.	Except as otherwise amended, the Plan is hereby confirmed in all other respects.

APPROVED BY THE BOARD OF DIRECTORS: June 25, 2014

LOJACK CORPORATION

Second Amendment to

2008 Stock Incentive Plan, as Amended and Restated

The LoJack Corporation 2008 Stock Incentive Plan, as Amended and Restated (as amended, the “Plan”), is hereby further amended as follows:

1.	The last two sentences of Section 5(e) of the Plan are hereby amended and restated as follows:

“Except as otherwise determined by the Committee with respect to a specific grant, the minimum vesting period of an Option shall be one (1) year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Options in the event of a Change of Control of the Company, the Optionee’s death, disability, retirement or other termination of employment, or as otherwise specified by the Committee from time to time.”

2.	The last two sentences of the first paragraph of Section 7 of the Plan are hereby amended and restated as follows:

“Except as otherwise determined by the Committee with respect to a specific grant, in the event that any such Stock Grant made to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one (1) year, and in the event any such Stock Grant made to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three (3) years; provided, however, that a Stock Grant with a time-based restriction may become vested incrementally over such three (3) year period. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of the Stock Grant in the event of a Change of Control of the Company, the grantee’s death, disability, retirement or other termination of employment, or as otherwise specified by the Committee from time to time.”

3.	The last two sentences of Section 8 of the Plan are hereby amended and restated as follows:

“Except as otherwise determined by the Committee with respect to a specific grant, in the event that any RSUs granted to employees shall have a performance-based goal, the restriction period with respect to such grant shall not be less than one (1) year, and in the event any such RSUs granted to employees shall have a time-based restriction, the total restriction period with respect to such grant shall not be less than three (3) years; provided, however, that any RSUs with a time-based restriction may become vested incrementally over such three (3) year period. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of the RSUs in the event of a Change of Control of the Company, the grantee’s death, disability, retirement or other termination of employment, or as otherwise specified by the Committee from time to time.”

4.	Except as hereby amended, the Plan is confirmed in all other respects.

APPROVED BY THE BOARD OF DIRECTORS: August 13, 2015

LOJACK CORPORATION

THIRD AMENDMENT TO

2008 STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

The LoJack Corporation 2008 Stock Incentive Plan, as Amended and Restated (as amended, the “Plan”), is hereby further amended as follows:

1.	Subparagraph (c) of Section 12 of the Plan is hereby amended and restated as follows:

(c) All outstanding Options and Other Rights shall be cancelled as of the effective date of any such merger, consolidation, liquidation, sale or Change of Control, as the case may be, in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the Optionee would have received had the Option or Other Right been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise had been made prior to such merger, consolidation, liquidation, sale or Change of Control, less the exercise price therefor. The value of the stock or other securities the Optionee would have received if the Option had been exercised shall be determined in good faith by the Committee, and in the case of shares of the Common Stock of the Company, in accordance with the provisions of Section 5(b).

2.	The definition of “Change of Control” in Section 12 of the Plan is hereby amended and restated as follows:

A “Change of Control” of the Company shall be deemed to have occurred if any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than a trust related to an employee benefit plan maintained by the Company becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company’s outstanding Common Stock.

3.	Except as hereby amended, the Plan is confirmed in all other respects.

APPROVED BY THE BOARD OF DIRECTORS: February 1, 2016